Filed Under Rule 424(b)(3), Registration Statement Nos. 333-98743 and 333-103966
Pricing Supplement No. 9 dated July 14, 2003
To Prospectus Dated May 09, 2003 and Prospectus Supplement Dated May 09, 2003
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDX6	$4,155,000.00	100.000%	0.400%	$4,138,380.00	1.950%	SEMI-ANNUAL	07/15/2005	01/15/2004	$9.64	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDY4	$4,271,000.00	100.000%	0.750%	$4,238,967.50	2.950%	SEMI-ANNUAL	07/15/2007	01/15/2004	$14.59	YES	Senior Unsecured Notes
Redemption Information: Non-Callable.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WDZ1	$16,113,000.00	100.000%	1.500%	$15,871,305.00	5.000%	SEMI-ANNUAL	07/15/2013	01/15/2004	$24.72	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 07/15/2005 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

The CIT InterNotes due 07/15/2013 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the Interest Payment Date occurring 07/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 07/15/2013, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc. 1 CIT Drive Livingston, NJ 07039	Trade Date: Monday, July 14, 2003 @12:00 PM ET
Settle Date: Thursday, July 17, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0262 via BNY Clearing Services, LLC
Trustee: Bank One Trust Company, N.A.

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is the service mark of INCAPITAL, LLC. All Rights Reserved.

CIT Group Inc. $ 4,000,000,000 CIT InterNotes